Exhibit 99.1

For Immediate Release

Eagle Pharmaceuticals Announces New Patent for Eagle Biologics

WOODCLIFF LAKE, N.J., March 27, 2018 — Eagle Pharmaceuticals, Inc. (Nasdaq: EGRX) (“Eagle” or “the Company”) today announced that the Company’s Eagle Biologics division has been issued a new patent by the United States Patent and Trademark Office (USPTO).  Patent number 9,925,263 will expire in March 2036 and is the third one issued in the Eagle Biologics family of patents. The patent is directed to a technology that allows for the formulation of antibodies at high concentration. This technology is intended to allow drug products that would otherwise be administered by high-volume intravenous infusion to be dosed as patient-friendly, subcutaneous injections.

“We’re excited to have an additional patent covering Eagle Biologics’ technology that allows us to improve subcutaneous administration of products we have under development,” stated Scott Tarriff, Chief Executive Officer of Eagle Pharmaceuticals.  “In addition to their improved inpatient use, making outpatient administration of these drugs possible may provide benefits to both patients and caregivers, while potentially lowering costs for the healthcare system by reducing hospital visits.  This patent continues to strengthen our overall estate, enhancing the value of the Eagle Biologics portfolio,” he added.

About Eagle Pharmaceuticals, Inc.

Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. Eagle’s strategy is to utilize the FDA’s 505(b)(2) regulatory pathway. Additional information is available on the company’s website at www.eagleus.com.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended and other securities laws. Forward-looking statements are statements that are not historical facts. Words such as “will,” “continue,” “may,” “believe,” “intends,” “anticipate(s),” “plan,” “enables,” “potentially,” “entitles,” and similar expressions are intended to identify forward-looking statements. These statements include statements regarding future events including, but not limited to: Eagle’s ability to defend against third party attempts to design around or invalidate its patents; successful compliance with FDA and other governmental regulations applicable to product approval, manufacturing facilities, products and/or businesses; the ability of Eagle to deliver sustained shareholder value over time; and other factors that are discussed in Eagle’s Annual Report on Form 10-K for the year ended December 31, 2017, and its other filings with the U.S. Securities and Exchange Commission. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond Eagle’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks include, but are not limited to whether Eagle’s management and/or board of directors will be effective in managing Eagle’s business and future growth, as well as the other risks described in Eagle’s filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Investor Relations for Eagle Pharmaceuticals, Inc.:

Lisa M. Wilson

T: 212-452-2793

E: lwilson@insitecony.com